EXHIBIT 10.3
Magnetek, Inc.

Restricted Stock Award Agreement
(“Incentive Stock Document”)

FOR GOOD AND VALUABLE CONSIDERATION, MAGNETEK, INC., a Delaware corporation, hereby grants to the Grantee named below, an award of restricted $0.01 par value Common Stock (the “Restricted Stock”), upon the terms and subject to the conditions set forth in this Restricted Stock Award Agreement (the “Agreement”).  The award is granted pursuant to the Second Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc., November 5, 2009 (the “Plan”) and is subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise in this Agreement. The Committee, as defined in the Plan, shall have the authority to interpret this Agreement and may change or modify its terms, subject to the terms of the Plan.

Grantee:	[Name]

Number of Shares Awarded:	[Number of Shares Granted]
*Subject to restrictions in the Plan and this Agreement

Date of Award:	[Date]

Vesting:
Your rights in and to the Restricted Stock shall not be vested as of the Grant Date and shall be subject to the forfeiture provisions set forth below unless and until otherwise vested pursuant to the terms of this Agreement. Provided that you remain continuously employed by the Company through [date], [insert percentage] of the Restricted Stock will vest on [insert date or vesting schedule]. There are no other vesting requirements for these shares.

Restrictions:
Until the Restricted Stock vests, it shall not be liable for any of your debts, contracts or obligations nor is it subject to transfer, sale, pledge, encumbrance, assignment or any other means of disposition, whether voluntary, involuntary or by operation of law as a result of a judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy). Any attempted disposition of the Restricted Stock prior to vesting shall be null and void and of no effect; provided, however, that nothing in this section shall prevent a transfer by will or by the applicable laws of descent and distribution, except as limited by the Plan.

Forfeiture:
In the event that your employment is terminated voluntarily or you have given notice of your intent to terminate your employment prior to the above vesting date, all of the Restricted Stock awarded to you under this Agreement will be forfeited. In the event your employment is involuntarily terminated prior to the above vesting date, all of the Restricted Stock awarded to you under this Agreement will be forfeited unless the Committee, in its sole and absolute discretion, elects to accelerate the vesting of some or all of the Restricted Stock awarded under this Agreement. In the event that your employment is terminated as a result of a “Change of Control”, as defined in Section 13.2 of the Plan, your rights with respect to the Restricted Stock will be subject to the terms of Section 13 of the Plan. [optional: and of your Change of Control Agreement].

Stockholder Status; Voting:
From and after the Grant Date, you will be recorded as a shareholder of the Company with respect to the shares of Restricted Stock (whether vested or unvested) and shall have voting rights with respect to such shares unless and until any such shares are forfeited pursuant to this Agreement or transferred back to the Company.

Dividends:
From and after the Grant Date and unless and until the Shares are forfeited pursuant to this Agreement or otherwise transferred back to the Company, you will be entitled to receive all dividends and other distributions paid with respect to the Restricted Stock, if any. Dividends payable by the Company to public stockholders in cash shall, with respect to any unvested shares of Restricted Stock, be paid in cash on or about the date such dividends are payable to public stockholders, subject to any applicable tax withholding requirements.

Transferability:	Neither the Restricted Stock award, nor any interest in the award, are transferable, subject to the provisions of Section 11.1 of the Plan.

Payment of Withholding Taxes:
If at any time the Company becomes obligated to withhold any amount for federal, state or local taxes imposed as a result of the grant of this Restricted Stock to you, including, without limitation, any employment tax, income tax, F.I.C.A., or state disability insurance (the date upon which the Company becomes so obligated shall be referred to herein as the “Withholding Date”), then you shall pay any such tax liability, in cash or by check with immediately available funds, to the Company on or before the Withholding Date or shall assign to the Company from the proceeds of any agreed upon sale of Restricted Stock the amount necessary to pay the tax liability. Execution of this Agreement constitutes your authorization and consent to the Company withholding the full amount of any tax liability from compensation or other amounts due and otherwise payable to you in the event that you do not pay the tax liability to the Company on or before the Withholding Date or assign to the Company sufficient proceeds from a sale of Restricted Stock to pay the tax liability and you further agree that any such withholding and payment of any tax liability by the Company to the relevant taxing authority shall constitute full satisfaction of the Company’s obligation to pay such compensation or other amounts to you.

In addition to the foregoing, all or any portion of the taxes required to be withheld by the Company in connection with the exercise, vesting, settlement or transfer of any Restricted Stock award, may, at your election, be paid by the Company by withholding shares of the Company’s capital stock otherwise issuable or subject to the Restricted Stock Award, having a fair market value equal to the amount required or elected to be withheld or paid.  Any such election is subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

Taxable Income and Section 83(b) Election:
You understand that the taxable income recognized by you as a result of the award of Restricted Stock pursuant to this Agreement, and the overall tax liability and Withholding Date would be affected by your decision within 30 days of the Grant Date to make an election under Section 83(b) of the United States Internal Revenue Code (an “83(b) Election”). You understand and agree that it is your sole responsibility to decide whether to make an 83(b) Election with respect to the award of Restricted Stock and for properly making the election and filing the proper form with the relevant taxing authorities on a timely basis. You acknowledge and agree that you have not and will not rely on the Company for advice in connection with this decision and you further acknowledge that the Company has advised you to contact your own tax advisor to discuss the desirability of making an 83(b) Election with respect to this grant. You further agree that it is your responsibility to timely notify the Company of your decision and to immediately submit to the Company a signed copy of any 83(b) Election form that you file with respect to this grant of Restricted Stock and to pay applicable withholding taxes to the Company at the time that the 83(b) Election is filed.

Escrow:
Until the Restricted Stock vests, the record address of the holder of record shall be “c/o the Secretary of Magnetek, Inc.” at the address of the Corporate Offices of the Company. The stock will be held in escrow in the custody of the Secretary of the Company and shall contain the following legend: “THE TRANSFER AND REGISTRATION OF TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AS PROVIDED IN A RESTRICTED STOCK AGREEMENT DATED AS OF [DATE] BY AND BETWEEN MAGNETEK, INC. AND [INSERT NAME OF GRANTEE]”. After the stock vests, you are entitled, provided you have paid any tax liability, to receive the certificate representing the Restricted Stock, which shall no longer contain the above legend.

No Employment Rights:
This Agreement does not confer upon you any right to continue in the employment of Magnetek, Inc. or any of its subsidiaries or affiliates, nor does it affect the Company’s right to terminate your employment, with or without cause, or confer any right upon you to participate in any welfare or benefit plan of the Company.

MAGNETEK, INC.		GRANTEE

By:
	[Name]	Name:
President and Chief Executive Officer

By:
	[Name]	Address
Vice President Legal Affairs
and Corporate Secretary